Mid-Southern Bancorp, Inc.

July 25, 2022

Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE SECOND QUARTER ENDED JUNE 30, 2022

Salem, Indiana—July 25, 2022. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the second quarter ended June 30, 2022 of $526,000 or $0.19 per diluted share compared to $397,000 or $0.13 per diluted share for the same period in 2021. For the six months ended June 30, 2022, the Company reported net income of $993,000 or $0.36 per diluted share compared to $775,000 or $0.26 per diluted share for the same period in 2021.

Income Statement Review

Net interest income after provision for loan losses increased $222,000, or 13.0%, for the quarter ended June 30, 2022 to $1.9 million as compared to the quarter ended June 30, 2021. Total interest income increased $278,000, or 14.8%, when comparing the two periods, due to an increase in the average balances and yields of interest-earning assets. The average balance of interest-earning assets increased to $262.1 million for the quarter ended June 30, 2022 from $237.5 million for the quarter ended June 30, 2021, due primarily to increases in loans receivable and investment securities, partially offset by lower interest-bearing deposits with banks. The average tax equivalent yield on interest-earning assets increased to 3.46% for the quarter ended June 30, 2022 from 3.33% for the quarter ended June 30, 2021, due primarily to higher proportions in loans receivable and investment securities. Total interest expense increased $6,000, or 3.6%, when comparing the two periods due to an increase in the average balance of interest-bearing liabilities, partially offset by a decrease in the average cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased to $196.7 million for the quarter ended June 30, 2022 from $171.3 million for the same period in 2021, due primarily to increases in savings and interest-bearing demand deposit accounts and FHLB borrowings, partially offset by a decrease in time deposits. The average cost of interest-bearing liabilities decreased to 0.35% for the quarter ended June 30, 2022 from 0.39% for the same period in 2021. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.11% from 2.94% and the net interest margin increased to 3.20% from 3.05% for the quarters ended June 30, 2022 and 2021, respectively.

Net interest income after provision for loan losses increased $260,000, or 7.6%, for the six months ended June 30, 2022 to $3.7 million as compared to the six months ended June 30, 2021. Total interest income increased $296,000, or 7.9%, when comparing the two periods, due to an increase in the average balance of interest-earning assets partially offset by a decrease in the yield earned on interest-earning assets. The average balance of interest-earning assets increased to $256.5 million for the six months ended June 30, 2022 from $233.2 million for the six months ended June 30, 2021, due primarily to increases in loans receivable and investment securities, partially offset by lower interest-bearing deposits with banks. The average tax equivalent yield on interest-earning assets decreased to 3.32% for the six months ended June 30, 2022 from 3.38% for the six months ended June 30, 2021, due primarily to a shift in the investment asset mix. Total interest expense decreased $14,000, or 4.2%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.34% for the six months ended June 30, 2022 from 0.40% for the same period in 2021. The average balance of interest-bearing liabilities increased to $190.8 million for the six months ended June 30, 2022 from $167.2 million for the same period in 2021, due primarily to an increase in savings and interest-bearing demand deposit accounts and higher FHLB borrowings, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread remained at 2.98% and the net interest margin decreased to 3.06% from 3.09% for the six-month periods ended June 30, 2022 and 2021, respectively.

Noninterest income increased $39,000, or 12.0%, for the quarter ended June 30, 2022 as compared to the same period in 2021, due primarily to increases of $20,000 and $7,000 in deposit account service charges and ATM and debit card fee income, respectively, and a $36,000 gain on life insurance, partially offset by a reduction in brokered loans fees of $25,000.

Mid-Southern Bancorp, Inc.

July 25, 2022

Noninterest income increased $50,000, or 8.3%, for the six months ended June 30, 2022 as compared to the same period in 2021, due primarily to increases of $51,000 and $14,000 in deposit account service charges and ATM and debit card fee income, respectively, and a $36,000 gain on life insurance, partially offset by a reduction in brokered loans fees of $50,000.

Noninterest expense increased $114,000, or 7.0%, for the quarter ended June 30, 2022 as compared to the same period in 2021. The increase was due primarily to increases in compensation and benefits of $39,000, professional fees of $35,000, directors’ compensation of $17,000 and other expenses of $24,000.

Noninterest expense increased $57,000, or 1.8%, for the six months ended June 30, 2022 as compared to the same period in 2021. The increase was due primarily to increases in professional fees of $24,000, data processing expenses of $16,000, occupancy and equipment expenses of $10,000 and other expenses of $27,000, partially offset by lower compensation and benefits expenses of $25,000.

The Company recorded an income tax expense of $24,000 for the quarter ended June 30, 2022, compared to an income tax expense of $6,000 for the same period in 2021. Income tax expense for the six months ended June 30, 2022 was $58,000 compared to an expense of $23,000 for the same period in 2021 resulting from an increase in our effective tax rate to 5.5% for 2022 compared to 2.9% for 2021. The increase in the effective tax rate is primarily due to an increase in pre-tax income generated from core banking activities.

Balance Sheet Review

Total assets as of June 30, 2022 were $266.5 million compared to $254.3 million at December 31, 2021. The increase in total assets was primarily due to increases in net loans of $15.6 million, other assets of $3.8 million and investment securities of $3.6 million, partially offset by a decrease in cash and cash equivalents of $12.0 million. The increase in net loans was due primarily to increases of $13.4 million in commercial real estate loans, $2.3 million in multi-family residential loans and $1.4 million in one-to-four family residential loans, partially offset by a decrease of $960,000 in residential construction loans and a decrease of $387,000 in commercial real estate construction loans. The increase in other assets was due primarily to a $3.5 million increase in net deferred tax assets, largely attributable to the tax effect on the unrealized loss on available for sale securities. Investment securities increased due primarily to $26.0 million in purchases of available for sale investment securities, partially offset by $7.4 million in scheduled principal payments, calls and maturities of mortgage-backed and tax-exempt securities and a $14.7 million unrealized loss on available for sale securities. Total liabilities, comprised mostly of deposits, increased $24.3 million to $232.1 million as of June 30, 2022. The increase was due primarily to a $16.0 million increase in FHLB borrowings and an $8.9 million increase in interest-bearing deposits, partially offset by a $702,000 decrease in noninterest-bearing deposits.

Credit Quality

Non-performing loans increased to $822,000 at June 30, 2022 compared to $753,000 at December 31, 2021, or 0.6% of total loans for both periods. At June 30, 2022, $459,000 or 55.9% of non-performing loans were current on their loan payments. At June 30, 2022, non-performing troubled debt restructured loans totaled $94,000. There was no foreclosed real estate owned at either June 30, 2022 or December 31, 2021.

Based on management’s analysis of the allowance for loan losses, the Company recorded a provision for loan losses of $50,000 for the quarter ended June 30, 2022 compared to no provision for the same period in 2021. The Company recognized net charge-offs of $1,000 for the quarter ended June 30, 2022 compared to net recoveries of $22,000 for the same period in 2021.

The Company recorded a provision for loan losses of $50,000 for the six-month period ended June 30, 2022 compared to no provision for the same periods in 2021. The Company recognized net charge-offs of $2,000 for the six months ended June 30, 2022 compared to net recoveries of $23,000 for the same period in 2021. The allowance for loan losses totaled $1.6 million at June 30, 2022 and $1.5 million at December 31, 2021, representing 1.1% and 1.2% of total loans at June 30, 2022 and December 31, 2021, respectively. The allowance for loan losses represented 191.1% of non-performing loans at June 30, 2022, compared to 202.3% at December 31, 2021.

Mid-Southern Bancorp, Inc.

July 25, 2022

Capital

The Bank elected to use the CBLR effective January 1, 2020. Effective January 1, 2022, a bank or savings institution electing to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%, an increase from the 8.5% or higher ratio requirement for fiscal year 2021. To be eligible to elect to use the CBLR, the bank or savings institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter.

At June 30, 2022, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 15.7%.

The Company’s stockholders’ equity decreased to $34.4 million at June 30, 2022, from $46.5 million at December 31, 2021. The decrease was due primarily to a decrease in the accumulated other comprehensive income, net of tax, of $11.0 million and the repurchase of 152,897 shares of our common stock at a total cost of $2.2 million, partially offset by net income of $993,000, net of dividends of $221,000. At June 30, 2022, a total of 174,686 shares remain authorized for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

July 25, 2022

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

July 25, 2022

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA	2022	2021	2022	2021

Total interest income	$2,153	$1,875	$4,036	$3,740
Total interest expense	173	167	323	337
Net interest income	1,980	1,708	3,713	3,403
Provision for loan losses	50	—	50	—
Net interest income after provision for loan losses	1,930	1,708	3,663	3,403
Total non-interest income	364	325	649	599
Total non-interest expense	1,744	1,630	3,261	3,204
Income before income taxes	550	403	1,051	798
Income tax expense	24	6	58	23
Net income	$526	$397	$993	$775

Net income per share attributable to common shareholders:
Basic	$0.19	$0.13	$0.36	$0.26
Diluted	$0.19	$0.13	$0.36	$0.26

Weighted average common shares outstanding:
Basic	2,722,365	2,967,050	2,766,818	2,966,416
Diluted	2,725,889	2,976,138	2,769,750	2,974,648

	June 30,	December 31,
BALANCE SHEET INFORMATION	2022	2021

Cash and cash equivalents	$4,423	$16,379
Investment securities	110,959	107,314
Loans, net	138,143	122,568
Interest-earning assets	255,283	247,184
Total assets	266,454	254,260
Deposits	205,047	196,884
Borrowings	26,000	10,000
Stockholders' equity	34,382	46,529

Common stock shares outstanding	2,871,325	3,016,653

Book value per share (1)	11.97	15.42
Book value per share excluding AOCI (2)	15.08	14.73
Tangible book value per share (3)	11.97	15.42
Non-performing assets:
Nonaccrual loans	822	753
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	749	786

Mid-Southern Bancorp, Inc.

July 25, 2022

OTHER FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Performance ratios:	2022	2021	2022	2021

Cash dividends per share	$0.04	$0.03	$0.08	$0.06
Return on average assets (annualized)	0.80%	0.64%	0.76%	0.64%
Return on average stockholders' equity (annualized)	5.64%	3.26%	4.81%	3.17%
Net interest margin	3.20%	3.05%	3.06%	3.09%
Interest rate spread	3.11%	2.94%	2.98%	2.98%
Efficiency ratio	74.4%	80.2%	74.8%	80.1%
Average interest-earning assets to average interest-bearing liabilities	133.2%	138.6%	134.4%	139.5%
Average stockholders' equity to average assets	14.2%	19.7%	15.8%	20.1%
Stockholders' equity to total assets at end of period			12.9%	19.7%

	June 30,	December 31,
Capital ratios: (4)	2022	2021

Community Bank Leverage Ratio	15.7%	16.3%

	June 30,	December 31,
Asset quality ratios:	2022	2021

Allowance for loan losses as a percent of total loans	1.1%	1.2%
Allowance for loan losses as percent of non-performing loans	191.1%	202.3%
Net charge-offs (recoveries) to average outstanding loans during the period (annualized)	0.0%	0.0%
Non-performing loans as a percent of total loans	0.6%	0.6%
Non-performing assets as a percent of total assets	0.3%	0.3%

(1) - We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Book value per share excluding Accumulated Other Comprehensive Income / Loss (“AOCI”) is a non-GAAP financial measure. We calculate book value per share excluding AOCI as total stockholders’ equity at the end of the relevant period, less AOCI, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We provide the book value per share excluding AOCI in addition to those defined by banking regulators because we believe it is important to evaluate the balance sheet both before and after the effects of unrealized amounts associated with mark-to-market adjustments on available-for-sale investment securities. Refer to “Reconciliation of Non-GAAP Financial Measures” below.

(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(4) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.5% effective January 1, 2021, returning to 9.0% effective January 1, 2022).

Mid-Southern Bancorp, Inc.

July 25, 2022

	June 30,	December 31,
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2022	2021

Stockholders' equity	$34,382	$46,529
Adjustments:
Accumulated other comprehensive income (loss)	(8,915)	2,096
Stockholders' equity excluding AOCI	$43,297	$44,433

Common stock shares outstanding	2,871,325	3,016,653

Book value per share	$11.97	$15.42
Effect of accumulated other comprehensive income (loss)	(3.11)	0.69
Book value per share excluding AOCI	$15.08	$14.73